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FRONTIER INSURANCE GROUP, INC.        1995 FORM 10-K                  EXHIBIT 11




                        Computation of Per Share Earnings
                 (in thousands, except per share dollar amounts)


                                   Year Ended December 31
                                 --------------------------
                                  1995      1994      1993
                                 -------  --------  --------
Net Income                       $31,211   $16,980   $23,871
                                 =======   =======   =======
Weighted average shares of
  common stock outstanding (1)    13,011    12,992    11,419
                                 =======   =======   =======
Net income per share of
  common stock outstanding (1)     $2.40     $1.31     $2.09
                                 =======   =======   =======

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(1)    Weighted average shares of common stock outstanding have been adjusted to give effect to the Company's common stock dividends and a 3-for-2 stock split. Accordingly, net income per share of common stock has been adjusted.

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